Exhibit 99.1

FOR IMMEDIATE RELEASE

NUVIM, INC. ANNOUNCES EXPANSION OF ITS WAL-MART DISTRIBUTION TEST PROGRAM

Paramus, NJ, August 15/Vintage Newswire/-- NuVim, Inc. (OTCBB:NUVM.OB) announced today that Wal-Mart has recently expanded its test of NuVim® beverages at Wal-Mart. The expansion is from one Wal-Mart distribution center that services approximately 43 Wal-Mart Supercenters in the state of Florida to an additional Wal-Mart distribution center servicing approximately 40 more Supercenters.

Wal-Mart had initiated the NuVim product test market nine months ago with the 43 Supercenter stores. In addition, Wal-Mart added a third variety of NuVim beverages to both distribution centers and will now have available to consumers in approximately 83 Supercenters, NuVim Orange Tangerine, Strawberry Vanilla and Fruit Symphony. All three varieties are sold in the refrigerated department in 64 ounce cartons in the same section as orange juice and other refrigerated beverage products.

About NuVim, Inc.

NuVim, Inc. is a New Jersey-based company that markets and distributes NuVim dietary supplement beverages. NuVim differentiates itself from other beverages through the use of exclusive and patented milk whey and milk protein concentrates called MunePro ™ and Accuflex™ that helps build the immune system, muscle flexibility and sturdy joints.
NuVim has been selling their nutritional beverages since 2000.

NuVim products are carried in over 2,500 stores on the East coast including such supermarket chains as ShopRite, Pathmark, Giant, Gristedes, Wegman’s, Key Foods, Foodtown, Great Value Stores, Shoppers, Farm Fresh, Mars, Kings, Publix, Stop n Shop, Acme, A&P, Food Emporium and Walbaums.

Contact: Richard Kundrat
Company: NuVim, Inc.
12 Route 17 North, Suite 210
Paramus, NJ 07652
Phone: 201 556-1013
URL: http://www.nuvim.com

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive and other factors, including among other things, its ability to finance operations and inventory on terms acceptable to us, new and increase competition, changes in market demand or customer preferences. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors which could materially affect the Company and its operations and included in the Company’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-QSB for the period ended June 30, 2005.